Exhibit (d)(1)

CABLEVISION SYSTEMS CORPORATION

AMENDED AND RESTATED EMPLOYEE STOCK PLAN

        1. Purpose. The purpose of the Cablevision Systems Corporation Amended and Restated Employee Stock Plan is to compensate key employees of the Company and its Affiliates who are and have been largely responsible for the management and growth of the business of the Company and its Affiliates and to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by key employees upon whose judgment and keen interest the Company and its Affiliates are largely dependent for the successful conduct of their operations. It is anticipated that such compensation and the acquisition of such proprietary interest in the Company will stimulate the efforts of such key employees on behalf of the Company and its Affiliates, and strengthen their desire to remain with the Company and its Affiliates. It is also expected that such compensation and the opportunity to acquire such a proprietary interest will enable the Company and its Affiliates to attract desirable personnel.

        2. Definitions. When used in this Plan, unless the context otherwise requires:

         (a) “Affiliate” shall mean (i) any corporation controlling, controlled by, or under common control with the Company or any other Affiliate, (ii) any corporation in which the Company owns at least five percent of the outstanding shares of all classes of common shares of such corporation, (iii) any unincorporated trade or business controlling, controlled by, or under common control with the Company or any other Affiliate, and (iv) any unincorporated trade or business in which the Company owns at least a five percent interest in the capital or profits of such trade or business.

(b) “Awards” shall mean Options, Rights, Restricted Shares or Bonus Awards which are granted or made under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted at any time.

(d) “Bonus Awards” shall mean awards made pursuant to Section 11.

(e) “Cablevision NY Group Share” shall mean a share of the Company’s Cablevision NY Group Class A Common Stock.

(f) “Committee” shall mean the Committee of the Board of Directors, as described in Section 3.

(g) “Company” shall mean Cablevision Systems Corporation, a Delaware corporation.

(h) “Executive Officer” shall mean a person who is an officer of the Company within the meaning of Rule 16b-1(f) promulgated under the Securities Exchange Act of 1934, as amended from time to time.

         (i) “Fair Market Value” on a specified date shall mean the average of the bid and asked closing prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or the closing price for a Share on the stock exchange, if any, on which such Shares are primarily traded, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, if none of the above is applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation.

(j) “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Options” shall mean the stock options issued pursuant to this Plan.

         (l) “Performance Criteria” shall mean a goal or goals established by the Committee and measured over a period or periods selected by the Committee, such goal(s) to constitute a requirement that must be met prior to either the vesting, exercise or payment of an Award under the Plan as specified by the Committee. Unless the Committee otherwise determines at the time of grant of Restricted Shares or a Bonus Award to an Executive Officer, the Performance Criteria with respect to such award shall be related to at least one of the following criteria, which may be determined by reference to the performance of the Company or an Affiliate, subdivision or other business unit of either, or any combination of the foregoing, or based on comparative performance relative to other companies: (i) earnings per share, (ii) total return to stockholders, (iii) return on equity, (iv) operating income or net income, (v) return on capital, (vi) costs, (vii) results relative to budget, (viii) cash flow, (ix) cash flow margin, (x) cash flow per subscriber, (xi) revenues, (xii) revenues per subscriber, (xiii) subscriber growth, (xiv) results relative to quantitative customer service standards, (xv) results relative to quantitative customer satisfaction standards, or (xvi) a specified increase in the Fair Market Value of the Cablevision NY Group Shares.

         (m) “Plan” shall mean this Cablevision Systems Corporation Amended and Restated Employee Stock Plan. (The Plan previously has been named the CSC Holdings, Inc. 1996 Employee Stock Plan, the Cablevision Systems Corporation 1998 Employee Stock Plan and the Cablevision Systems Corporation Third Amended and Restated 1996 Employee Stock Plan.)

(n) “Restricted Period” shall mean the period of time during which Restrictions shall apply to a Restricted Share, as determined by the Committee pursuant to Section 10 hereof.

(o) “Restricted Shares” shall mean the Shares granted pursuant to Section 10 hereof.

(p) “Restrictions” shall mean the restrictions upon the sale, assignment, transfer, pledge or other disposal or encumbrance on a Restricted Share as set forth in Section 10 hereof.

         (q) “Rights” shall mean the stock appreciation rights issued to the grantee of an Option pursuant to Section 7 of the Plan to receive from the Company cash or Shares, or a combination of cash or Shares, based on the excess of the Fair Market Value of the Shares at the time of exercise over the exercise price of the Shares subject to the related Option, subject to the terms and conditions of the Plan.

(r) “Shares” shall mean Cablevision NY Group Shares.

(s) “Subsidiary” shall mean any “subsidiary corporation,” as defined in Section 424(f) of the Internal Revenue Code.

        3. Administration. The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors who shall be appointed by, and shall serve at the pleasure of, the Board of Directors. Except as otherwise determined by the Board of Directors, the members of the Committee shall be “non-employee directors” under Rule l6b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee consisting of non-employee directors and outside directors.

        The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the Committee) shall have full authority, subject to the terms of the Plan, to select the persons to whom Awards shall be granted or made under the Plan, to set the date of any such Award and any terms or conditions associated with any such Award. The Committee also shall have the authority to establish such rules and regulations; not inconsistent with the provisions of the Plan, for the proper administration of the Plan and to make such determinations and interpretations under and in connection with the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its stockholders and all employees, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

        4. Participants. Except as hereinafter provided, all key employees of the Company or an Affiliate shall be eligible to receive Awards under the Plan, except that Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code shall be granted only to employees of the Company or a Subsidiary. In addition, Charles F. Dolan shall not be eligible to receive

Awards under the Plan. Nothing herein contained shall be construed to prevent the making of one or more Awards at the same or different times to the same employee.

        5. Shares. The Committee may make Awards under this Plan for up to an aggregate number of Cablevision NY Group Shares equal to the sum of (i) 38,700,000 Shares, which may be either treasury Shares or authorized but unissued Shares, and (ii) the number of Restricted Shares, if any, purchased from employees by the Company. Notwithstanding the foregoing, and subject to Section 12(d) hereof, in no event shall any Participant be granted Awards for a number of Cablevision NY Group Shares exceeding 4,000,000 in the aggregate over the term of the Plan. If an Award shall be paid or settled or shall expire, lapse, terminate or be cancelled for any reason without the issuance of Shares, or if Restricted Shares shall revert back to the Company, then the Committee may grant Awards with respect to the Shares subject to any such prior Award or the Restricted Shares which have reverted back to the Company. Awards payable only in cash shall not reduce the aggregate remaining number of Shares with respect to which Awards may be made under the Plan.

        The maximum number of Shares that may be issued under the Plan and the number of Shares with respect to which Awards may be made shall be adjusted to the extent necessary to accommodate the adjustments provided for in Section 12 hereof as well as those adjustments provided for in grants or awards made prior to the effective date of the Plan.

        6. Options. Options granted under the Plan shall be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or non-qualified options, as determined by the Committee in its sole discretion.

         (a) Terms and Conditions. The form, terms and conditions of each Option shall be determined by the Committee and shall be set forth in a certificate or agreement (the “Option Certificate”) signed by the Option holder and an officer of the Company. The Option Certificate shall state whether or not the Option is an incentive stock option. The Committee may, in its sole discretion, establish one or more conditions to the exercise of an Option including, without limitation, conditions the satisfaction of which are measured by performance criteria applicable to the recipient or the Company, as the Committee may deem appropriate, provided that, if such Option is designated as an incentive stock option, then such condition or conditions shall not be inconsistent with Section 422 of the Internal Revenue Code.

         (b) Exercise Price for Options. The exercise price per Share of the Shares to be purchased pursuant to any Option shall be fixed by the Committee at the time an Option is granted, but in no event shall it be less than the Fair Market Value of a Cablevision NY Group Share, as applicable, on the day on which the Option is granted. Such exercise price shall thereafter be subject to adjustment as required by the Option Certificate relating to each Option.

         (c) Duration of Options. The duration of any Option granted under this Plan shall be for a period fixed by the Committee but shall, except as described in the next sentence, in no event be more than ten years. Notwithstanding the foregoing, the Option Certificate issued in connection with a nonqualified Option granted under this Plan may provide that, in the event the Option holder dies while the Option is exercisable, the Option will remain exercisable by the holder’s estate or beneficiary only until the first anniversary of the holder’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of ten years from the date the Option was granted.

         (d) Options Granted to Ten Percent Stockholders. No Option which is intended to qualify as an incentive stock option shall be granted under this Plan to any employee who, at the time the Option is granted, owns, or is considered as owning, within the meaning of Section 422 of the Internal Revenue Code, shares possessing more than ten percent of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, unless the exercise price under such Option is at least 110 percent of the Fair Market Value of a Cablevision NY Group Share on the date such Option is granted and the duration of such option is no more than five years.

(e) Initial Exercisability Limitation. The aggregate Fair Market Value (determined at the time that an Option is granted) of the Shares with respect to incentive stock options granted in any calendar year under all stock option plans of the Company or any corporation which (at the time of the granting of such incentive stock option) was a parent or Subsidiary of the Company, or of any predecessor corporation of any such corporation, which are exercisable for the first time by an Option holder during any calendar year shall not exceed $100,000.

         (f) Settlement of an Option. When an Option is exercised pursuant to Section 8 hereof, the Committee, in its sole discretion, may elect, in lieu of issuing Cablevision NY Group Shares pursuant to the terms of the Option, to settle the Option by paying the Option holder an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date the Option is exercised over the exercise price of the Option (the “Option Spread”) by (ii) the number of Shares with respect to which the Option is exercised. The amount payable to the Option holder in these circumstances shall be paid by the Company either in cash or in Shares having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Committee shall determine at the time the Option is exercised or at the time the Option is granted.

            7. Rights. At the time an Option is granted, or anytime thereafter prior to its expiration, the Committee, in its sole discretion may issue to the recipient of such Option related Rights with respect to the same number of Shares as are covered by the Option, subject to adjustment pursuant to the terms of Section 12 hereof. The duration of any such Right shall be coextensive with the duration of the related Option.

(a) Conjunctive and Alternative Rights. Such Rights shall entitle the holder to receive cash and/or Shares from the Company:

(i) in addition to the right to exercise the related Option (such Rights being hereinafter referred to as “Conjunctive Rights”); and/or

(ii) in lieu of the right to exercise the related Option (such Rights being hereinafter referred to as “Alternative Rights”);

as the Committee may determine, in its sole discretion, at the time the Right is granted. If the Option holder is granted Conjunctive Rights, he may exercise such Rights only if, and to the extent that, the related Option has been exercised or is exercisable. If the Option holder is granted Alternative Rights, he may exercise such Rights only to the extent such related Option is exercisable and the exercise of such Alternative Rights shall result in the cancellation of the related Option to the extent of the number of Shares with respect to which such Alternative Rights have been exercised and the exercise of the related Option shall result in the cancellation of the Alternative Rights to the extent of the number of Shares with respect to which such Option has been exercised.

         (b) Terms and Conditions. Upon the exercise of any Rights, the Option holder shall be entitled to receive from the Company an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one Share on the date the Rights are exercised over the exercise price of the related Option (the “Rights Spread”) by (ii) the number of Shares with respect to which such Rights are exercised. Such amount shall be paid in cash, in Shares having a Fair Market Value equal to such amount, or a combination of cash and Shares, as the Committee shall determine at the time the Right is exercised or at the time the Right is granted. The form, terms and conditions of Rights shall be determined by the Committee. A certificate of Rights (the “Rights Certificate”) signed by an officer of the Company shall be issued to each person to whom Rights are granted.

            8. Exercise of Options and Rights. Except as otherwise provided herein, an Option (and any related Rights), after the grant thereof, shall be exercisable by the holder at such rate and times as may be fixed by the Committee at the time the Option and the related Rights, if any, are granted; provided, however, that any Rights issued to the Option holder shall be exercisable only at the times and in the amounts at which the related Option shall be exercisable.

        All or any part of any remaining unexercised Options (and any related Rights) granted to any person shall be exercisable in full upon the occurrence of such special circumstances or events as, in the sole discretion of the Committee, merits special consideration.

        An Option shall be exercised by the delivery to any person who has been designated by the Company for the purpose of receiving the same, of a written notice duly signed by the Option holder thereof (or the representative of the estate or the heirs of a deceased Option holder) to such effect. Unless the Company chooses to settle the Option in cash, Shares or a combination thereof pursuant to Section 6(f) hereof, the holder of the Option shall be required to deliver to the Company, within five days of the delivery of the notice described above, either cash, a check payable to the order of the Company or Shares duly endorsed over to the Company (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise) or any combination of such methods of payment, which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option. Notwithstanding the preceding sentence, the Company and the holder of the Option may agree upon any other reasonable manner of providing for payment of the exercise price of the Option.

        Any Rights may be exercised by the holder thereof (or the representative of the estate or the heirs of a deceased Option holder), by delivery of a written notice of exercise of such Rights, together with the Rights Certificate to any person who has been designated by the Company for the purpose of receiving the same. No Option (or related Rights) may be granted pursuant to the Plan or exercised at any time when such Option or Rights, or the granting or exercise thereof, may result in the violation of any law or governmental order or regulation.

        Unless the Committee chooses to settle an Option in cash, Shares or a combination thereof pursuant to Section 6(f) hereof, within a reasonable time after exercise of an Option the Company shall cause to be delivered to the person entitled thereto (i) a certificate for the Shares purchased pursuant to the exercise of the Option and (ii) a check for the cash payable, or a certificate for the Shares issuable, if any, upon the exercise of the Rights. If the Option and/or related Rights shall have been exercised with respect to less than all of the Shares subject to the Option, the Company shall also cause to be delivered to the person entitled thereto a new Option Certificate and Rights Certificate, if applicable, in replacement of the Option Certificate and the Rights Certificate surrendered at the time of the exercise of the Option and Rights, indicating the number of Shares with respect to which the Option and related Rights remain available for exercise, or the original Option Certificate and Rights Certificate, if any, shall be endorsed to give effect to the partial exercise thereof.

            9. Termination of Options and Rights Upon Termination of Employment. At the time an Option and the related Rights if any, are granted, the Committee shall determine the period of time during which the Option holder may exercise such Option and related Rights, if any, following his termination of employment with the Company and its Affiliates; provided, however, that an Option shall be exercisable only to the extent such Option, by its terms, is exercisable as of the date the Option holder’s employment is terminated, unless such Option is made fully exercisable by the Committee pursuant to Section 8 hereof, and such exercise must be accomplished prior to the expiration of the term of such Option and related Rights. The Committee may fix different periods of time during which such Option and related Rights may be exercised following the Option holder’s termination of employment, depending on the cause for the Option holder’s termination of employment. The Committee shall decide whether, and under what conditions, the Options and related Rights may continue in force in the event of an approved leave of absence.

            10. Restricted Shares. The Committee, in its sole discretion, may grant to employees the right to receive such number of Restricted Shares, as determined by the Committee in its sole discretion.

         (a) Issuance. The employee shall have forty-five (45) business days from the date of such grant to pay to the Company, in cash or by check, an amount equal to the par value of a Cablevision NY Group Share multiplied by the number of Restricted Shares which have been granted to the employee by the Committee. In the event the employee fails to make payment to the Company for such Restricted Shares within forty-five (45) business days of the grant thereof, the Company shall withhold, or shall cause to be withheld, the amount of such payment from compensation otherwise due the employee from the Company or any Affiliate. Subject to the provisions of Section 15 hereof, upon the receipt of such payment, the Committee, in its sole discretion, shall either issue to the employee a certificate representing such Restricted Shares or credit the number of such Restricted Shares to a book-entry account. The terms and conditions of the grant of such Restricted Shares and the Restrictions applicable to such Shares shall be set forth in writing, in an agreement signed by the employee and an officer of the Company (the “Restricted Shares Agreement”).

         (b) Restrictions on Shares. In no event shall a Restricted Share be sold, assigned, transferred, pledged or otherwise disposed of or encumbered until the expiration of the Restricted Period which relates to such Restricted Share. As of the date the Restricted Shares are granted, the Committee, in its sole discretion, shall specify the dates as of which, and the number of Shares with respect to which, Restrictions upon the Restricted Shares shall cease. Without limiting the foregoing, the Committee may provide with respect to any grant of Restricted Shares, that the termination of Restrictions on such Restricted Shares may be subject to, among other things, conditions, the satisfaction of which is measured by one or more Performance Criteria applicable to the recipient or the Company, an Affiliate, division or other business unit, as the Committee may deem appropriate.

         (c) Forfeiture of Restricted Shares. If the employee fails to sign and return the executed Restricted Shares Agreement within the time prescribed by the Committee, the Restricted Shares covered by such Restricted Shares Agreement shall be forfeited and the Restricted Shares shall revert back and belong to the Company. If the employment of an employee by the Company and its Affiliates ceases prior to the end of the Restricted Period for any one of the reasons specified by the Committee at the time the Restricted Shares are granted and set forth in the Restricted Shares Agreement, Restricted Shares held by such employee which are subject to Restrictions shall revert back and belong to the Company. In the event that any Restricted Shares should revert back and belong to the Company pursuant to this section, any stock certificate or certificates representing such Restricted Shares shall be cancelled and the Restricted Shares shall be returned to the treasury of the Company. Upon the reversion of such Restricted Shares, the Company shall repay to the employee or (in the case of death) to the representative of the employee’s estate, the full amount paid to the Company by the employee for such Restricted Shares. Notwithstanding the preceding, the Restrictions upon the Restricted Shares shall cease and upon the termination of the employee’s employment with the Company, and its Affiliates the Restricted Shares shall not revert back and belong to the Company, upon the occurrence of such special circumstances or events as the Committee shall determine in its sole discretion, at or after grant, merit special consideration.

         (d) Right to Vote and Receive Dividends on Restricted Shares. Each holder of Restricted Shares shall, during the Restricted Period, be the beneficial and record owner of such Restricted Shares and shall have full voting rights with respect thereto. During the Restricted Period, all dividends and distributions paid upon any Restricted Share shall be retained by the Company for the account of the holder of such Restricted Share. Such dividends and distributions shall revert back to the Company if for any reason the Restricted Share upon which such dividends and distributions were paid reverts back to the Company. Upon the expiration of the Restricted Period, all dividends and distributions made on such Restricted Share and retained by the Company will be paid to the holder.

            11. Bonus Awards.

         (a) Grant and Terms of Awards. The Committee shall determine the employees that shall receive Bonus Awards, the number of Shares to be so awarded, and the terms and conditions of such Bonus Awards. The Committee shall determine whether, and under what conditions, Bonus Awards shall remain in force in the event of the termination of the awardee’s employment with the Company and its Affiliates.

(b) Time for Issuance of Bonus Awards. Each grantee of a Bonus Award under the Plan shall receive a letter (the “Bonus Award Letter”) after he has been selected to receive such Bonus Award,

which letter shall state the terms of the Bonus Award, including, without limitation, the amount of the Bonus Award, the number of Shares proposed to be issued to him, the vesting schedule for such Bonus Award and the date or dates and the conditions upon which such Bonus Award shall be paid to the grantee. Without limiting the foregoing, the Committee may provide with respect to any Bonus Award, that the vesting of such Bonus Award may be subject to, among other things, conditions, the satisfaction of which is measured by one or more Performance Criteria applicable to the recipient or the Company, an Affiliate, division or other business unit, including the Cablevision NY Group, as the Committee may deem appropriate. The time of issuance of Shares to any grantee may be accelerated by the Committee in its sole discretion. The Committee, in its sole discretion, may instruct the Company to pay on the date when Shares would otherwise be issued pursuant to a Bonus Award, in lieu of such Shares, a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued. If a grantee is entitled to receive other stock, securities or other property as a result of adjustment, pursuant to Section 12 hereof, the Committee, in its sole discretion, may instruct the Company to pay, in lieu of such other stock, securities or other property, cash equal to the fair market value thereof as determined in good faith by the Committee.

            12. Certain Adjustments.

         (a) Dividends, Stock Splits, Spin-offs, Conversions, Etc. If, during the period prior to complete exercise of any Option or Right (as to such Option or Right) or during the Restricted Period (as to Restricted Stock) or prior to the issuance and delivery of Shares pursuant to a Bonus Award (as to such Bonus Award) (such period being referred to herein as the “Award Period”), there shall be declared and paid a stock or property dividend or any other distribution by way of dividend, stock split (including a reverse stock split), or spin-off with respect to the Shares, or if the Cablevision NY Group Shares of the Company shall be converted, exchanged, reclassified or recapitalized, or if the Shares shall be in any way substituted for in a merger in which the entity surviving such merger or its parent is a public Company, then:

         (i) in the case of an Option or Right, the Option or Right, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the Option or Right to such number and kind of securities or cash or other property, subject to the terms of the Option or Right, to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option or Right at the time of the occurrence of such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution, and the aggregate purchase price upon the future exercise of the Option or Right shall be the same as if the Shares originally subject to the Option or Right were being purchased or used to determine the amount of the payment to which the holder is entitled thereunder;

         (ii) in the case of a Restricted Share, the holder of the Restricted Share shall receive, subject to the provisions of Section 10(c) hereof, the same securities or other property as are received by the other holders of the Company’s Shares pursuant to such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution; and

         (iii) in the case of a Bonus Award, the Bonus Award shall entitle the holder thereof upon the future issuance and delivery of Shares pursuant to a Bonus Award to such number and kind of securities or cash or other property, subject to the terms of the Bonus Award, to which he would have been entitled had he actually owned the Shares subject to the Bonus Award at the time of the occurrence of such dividend, stock split, spin-off, conversion, exchange, reclassification, recapitalization or substitution.

         (b) Other Events Resulting in Dilution. If, during the Award Period, there occurs any event as to which the provisions against the effect of dilution contained in the Plan are not strictly applicable, but the failure to make any adjustment would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in the Plan, which they believe is necessary to preserve without dilution, the rights represented by the Award. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder and shall make the adjustment described therein.

         (c) Fractional Shares or Securities. Any fractional shares or securities payable upon the exercise of the Option or Right or to the holder of a Restricted Share or pursuant to a Bonus Award as a result of an adjustment pursuant to this Section 12 shall, at the election of the Committee, be payable in cash, Shares, or a combination thereof, based upon the fair market value of such shares or securities at the time of exercise.

         (d) Additional Grants. The Committee may, in its sole discretion and at any time, take any action, including any action that may be considered a “repricing” under any applicable accounting, stock exchange or other rule or regulation, to effect an offer to exchange outstanding Awards for cash and/or other Options, Rights, Restricted Shares or Bonus Awards. For purposes of Section 5 hereof, Shares underlying any Award cancelled by the Company in such exchange shall be available for issuance under the Plan, and a grant of Restricted Shares to a Participant pursuant to the exchange shall be disregarded for purposes of determining whether such Participant has exceeded the 4,000,000 threshold (except to the extent the number of Restricted Shares so awarded exceeds the number of Shares underlying the Participant’s cancelled Awards).

            13. No Rights of a Stockholder. An Option holder, Rights holder or grantee of a Bonus Award shall not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any Shares subject to such Option, any related Rights or the Bonus Award unless and until (i) the Option and/or related Rights shall have been exercised pursuant to the terms thereof or the Shares subject to the Bonus Award shall have vested, (ii) the Company shall have issued and delivered Shares to the Option holder or grantee of a Bonus Award, and (iii) said holder’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, said holder shall have full voting, dividend and other ownership rights with respect to such Shares.

        The Company will not be obligated to issue or deliver any Shares unless and until all legal matters in connection with the issuance and delivery of Shares have been approved by the Company’s counsel and the Company’s counsel determines that all applicable federal, state and other laws and regulations have been complied with and all listing requirements for relevant stock exchanges have been met.

            14. No Right to Continued Employment. Nothing contained herein or in any Options or Rights Certificate, Restricted Share Agreement or Bonus Award Letter shall be construed to confer on any employee any right to continue in the employ of the Company or any Affiliate or derogate from the right of the Company and any Affiliate to retire, request the resignation of, or discharge such employee, at any time, with or without cause.

            15. Issuance of Shares and Compliance with the Securities Laws.

         (a) Certain Assurances. Before issuing or delivering any Shares to an Option holder, or at any time prior to the end of the Restricted Period as to any Shares, the Company may: (i) require the holder to give satisfactory assurances that such Shares are being purchased for investment and not with a view to resale or distribution, and will not be transferred in violation of the applicable securities laws; (ii) restrict the transferability of such Shares and require a legend to be endorsed on the certificates representing the Shares; and (iii) condition the issuance and delivery of such Shares upon the listing, registration or qualification of such Shares upon a securities exchange or under applicable securities laws. The Company may also condition the issuance and delivery of Shares upon compliance with all applicable federal, state and other laws and regulations, as determined by the Company’s counsel.

         (b) Registration Rights Incident to Awards. Prior to the issuance of Shares pursuant to an Award under the Plan, the Company will cause an appropriate registration statement covering the shares to be issued pursuant to the Plan to be filed with the Securities and Exchange Commission under the Securities

Act, if required, and, in any event, will cause a registration statement covering the reoffer and resale of Shares by grantees who may be deemed to be affiliates of the Company to be so filed, and shall use its best efforts to cause each such registration statement to become and remain effective for a period of at least two years from the date such Shares offered for resale were issued by the Company.

         (c) Legended Stock. Each stock certificate representing Restricted Shares shall contain an appropriate legend referring to the Plan and the Restrictions upon such Restricted Shares. Simultaneously with delivery of each stock certificate for Restricted Shares, the Company may cause a stop transfer order with respect to such certificate to be placed with the transfer agent of the Shares.

            16. Withholding. If the Company or an Affiliate shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of cash or the issuance of Shares pursuant to the exercise of an Option or Rights, an award of Restricted Stock or a Bonus Award, the Company or an Affiliate shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder. In any event, the holder shall make available to the Company or Affiliate, promptly when requested by the Company or such Affiliate, sufficient funds to meet the requirements of such withholding and the Company or Affiliate shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Company or Affiliate out of any funds or property to become due to the holder.

        The holder may elect, subject to the approval of the Committee, to satisfy the requirements of such tax withholding, in whole or in part, by having the Company withhold from the Shares which would otherwise be issued to the holder pursuant to the exercise of an Option or Rights or a Bonus Award, Shares having a Fair Market Value which is equal to the amount of tax required to be withheld. The election must be irrevocable and must be made on or before the date on which the amount of tax to be withheld is determined.

        17. Non-Transferability of Awards. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant’s immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the “Permitted Transferees”), no Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or, if applicable, the Permitted Transferees.

        18. Administration and Amendment of the Plan. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law, except that it may nor revoke or alter, in any manner unfavorable to the recipient of an outstanding award under the Plan, any award made under the Plan, without the consent of the recipient of that award, nor may it amend the Plan without the approval of the stockholders of the Company if such approval is required by the rules of an exchange on which Shares are traded.

        19. Effective Date. This Plan initially became effective upon its adoption by the Board of Directors on February 13, 1996, and has been approved by the stockholders of the Company.

        20. Assumption of Options. The Committee, in its sole discretion, may, with the consent of the Option holder, elect to treat as an Option issued under this Plan (but not as an incentive stock Option, within the meaning of Section 422 of the Internal Revenue Code) an Option to purchase Shares (the “Assumed Option”) which has been granted by any person other than the Company to a person who, as of the date such Assumed Option was granted, was an employee of the Company or an Affiliate. Thereafter, such Assumed Option shall be subject to the terms and conditions of this Plan except that for determining the exercise price of such Assumed Option, when and to what extent such Assumed Option may be exercised and the expiration date of such Assumed Option, the date as of which such Option was granted by such third party shall be treated as the date of grant for purposes of the Plan. Subject to the foregoing, to the extent that there is any conflict between the terms and conditions of this Plan and the Assumed Option, the terms and conditions of this Plan shall control. The number of Shares which may be purchased upon the exercise of any Assumed

Option shall reduce, by the same amount, the number of Shares with respect to which Options, related Rights, Restricted Shares and Bonus Awards remain to be granted under the Plan pursuant to Section 5 hereof. In exchange for assuming an Option granted by someone other than the Company, the Company shall receive such consideration, if any, from such third party which the Committee, in its sole discretion, deems appropriate.

        21. Interpretation. Notwithstanding anything to the contrary in the Plan, if any award of Restricted Shares or any Bonus Award is intended, at the time of grant, to be “other performance-based compensation” within the meaning of Section 162(m) (4) (C) of the Internal Revenue Code, to the extent required to so qualify any such Award hereunder the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan with respect to such Award if the ability to exercise such discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as “other performance-based compensation.”

        22. Final Issuance Date. No Awards shall be made under this Plan after February 13, 2006.